Exhibit B

FOLLOW-ON CONTRIBUTION AGREEMENT

FOLLOW-ON CONTRIBUTION AGREEMENT (this “Agreement”) dated as of May 5, 2013 among Crestwood Gas Services Holdings LLC, a Delaware limited liability company (“CGSH”), and Crestwood Holdings LLC, a Delaware limited liability company (“CH”) and Inergy, L.P., a Delaware limited partnership (“NRGY”) and Inergy GP, LLC, a Delaware limited liability company (“NRGY GP”).

W I T N E S S E T H :

WHEREAS, CGSH, CH, NRGY and NRGY GP are party to that certain Contribution Agreement, dated as of the date hereof (as may be amended, supplemented or modified from time to time, the “Contribution Agreement”); and

WHEREAS, as a condition and inducement to CH’s and CGSH’s willingness to enter into the Contribution Agreement, the parties hereto desire to enter into this Agreement to provide for the right for CH to make an additional contribution to NRGY in the event the transactions contemplated by the Contribution Agreement are consummated, subject to the terms and conditions hereof.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.01 Definitions. Capitalized terms used herein shall have the definitions assigned to such terms in the Contribution Agreement.

Section 1.02 Follow-On Contributions.

(a) If the Closing occurs and the Merger Agreement is terminated, within the later of (x) ten Business Days following such termination and (y) ten Business Days following the Closing, (i) CH or one or more Affiliates of CH designated by CH for the purposes of this Section 1.02(a) (a “Follow-On Contributor”) may, at its election, contribute, assign, transfer and convey to NRGY a total of 6,670,651 CMLP Common Units, free and clear of any Liens (other than any Liens imposed by the CMLP Partnership Agreement, the Delaware Revised Uniform Limited Partnership Act or applicable federal and state securities law restrictions), and NRGY shall accept contribution of such CMLP Common Units; (ii) in consideration for the contribution described in the foregoing clause (i), NRGY shall deliver to such Follow-On Contributor(s) a total of 14,318,396 duly authorized, fully paid and non-assessable NRGY Common Units free and clear of any Liens (other than any Liens imposed by the NRGY Partnership Agreement, the Delaware Revised Uniform Limited Partnership Act or applicable federal and state securities law restrictions) and (iii) such Follow-On Contributor and NRGY shall enter into an assignment agreement with similar terms and conditions as the form set forth in Exhibit A to the Contribution Agreement.

(b) Following the Closing Date, in the event that the merger contemplated by the Merger Agreement has been consummated, within ten Business Days following such consummation, (i) a Follow-On Contributor(s) may, at its election, contribute, assign, transfer and convey to NRGY a total of 7,137,841 NRGM Common Units received by a Follow-On Contributor in the merger contemplated by the Merger Agreement in respect of CMLP Common

Units, free and clear of any Liens (other than any Liens imposed by the NRGM Partnership Agreement, the Delaware Revised Uniform Limited Partnership Act or applicable federal and state securities law restrictions), and NRGY shall accept contribution of such NRGM Common Units; (ii) in consideration for the contribution described in the foregoing clause (i), NRGY shall deliver to such Follow-On Contributor(s) a total of 14,318,396 duly authorized, fully paid and non-assessable NRGY Common Units free and clear of any Liens (other than any Liens imposed by the NRGY Partnership Agreement, the Delaware Revised Uniform Limited Partnership Act or applicable federal and state securities law restrictions) and (iii) such Follow-On Contributor and NRGY shall enter into an assignment agreement with similar terms and conditions as the form set forth in Exhibit A to the Contribution Agreement.

(c) The parties agree that the contributions contemplated by Sections 1.02(a) and 1.02(b) shall be treated by the applicable Follow-On Contributor and NRGY as a contribution by such Follow-On Contributor of an undivided interest in CMLP Common Units or NRGM Common Units, as applicable, in exchange for the applicable number of NRGY Common Units delivered in consideration of such contribution under Section 721 of the Code.

(d) If between the date hereof and the date of a contribution pursuant to either Section 1.02(a) or Section 1.02(b), whether or not permitted pursuant to the terms of the Contribution Agreement, the outstanding CMLP Common Units, NRGM Common Units or NRGY Common Units shall be changed into a different number of units or other securities by reason of any split, reclassification, recapitalization, combination, merger, consolidation, reorganization or other similar transaction or event, or any distribution payable in equity securities shall be declared thereon with a record date within such period (other than pursuant to the merger contemplated by the Merger Agreement or distributions in kind to the holders of CMLP Class D Units or the holders of the CMLP Incentive Distribution Rights pursuant to the CMLP Partnership Agreement), the applicable CMLP Common Units, NRGM Common Units or NRGY Common Units included in any contribution consummated pursuant to either Section 1.02(a) or Section 1.02(b), shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event.

Section 1.03 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to CH or CGSH, to:

Crestwood Holdings LLC

700 Louisiana Street, Suite 2060

Houston, Texas 77002

Attention: Robert G. Phillips

Facsimile No.: 832-519-2250

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: William E. Curbow

Facsimile No.: 212-455-2502

if to NRGY GP or NRGY, to:

Inergy L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: General Counsel

Facsimile: 816-531-4680

with a copy to (which copy shall not constitute Notice):

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002-6760

Attention: Gillian A. Hobson

Facsimile: 713-615-5794

or such other address or facsimile number as such party may hereafter specify in writing for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed duly given when delivered personally (including by courier or overnight courier with confirmation), via facsimile (with confirmation) or delivered by an overnight courier (with confirmation), if, in any such case, confirmation is obtained prior to 5 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

Section 1.04 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 1.05 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 1.06 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Any purported assignment in violation of the foregoing shall be void ab initio.

Section 1.07 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules thereof.

Section 1.08 Jurisdiction. The parties hereto (i) agree and consent that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the Delaware Chancery Court in Wilmington, Delaware, or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court (and, in each case, of the appropriate appellate courts therefrom), and (ii) irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 1.09 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 1.10 Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except that a Follow-On Contribution shall have the right to enforce its rights herein.

Section 1.11 Entire Agreement. This Agreement and the Contribution Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 1.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 1.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions (without the posting of a bond or other security) to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 1.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

CRESTWOOD HOLDINGS LLC

By: Crestwood Holdings II LLC, its Managing Member

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	President

CRESTWOOD GAS SERVICES HOLDINGS LLC

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	President

[Signature page continued on next page.]

INERGY, L.P.

By:	Inergy GP, LLC, its General Partner

By:	/s/ John J. Sherman
Name:	John J. Sherman
Title:	Chief Executive Officer

INERGY GP, LLC

By:	/s/ John J. Sherman
Name:	John J. Sherman
Title:	Chief Executive Officer